                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Solicitin Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              REVCO, D.S., INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to  which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                REVCO D.S., INC.
                            1925 ENTERPRISE PARKWAY
                             TWINSBURG, OHIO 44087

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

     The 1996 Annual Meeting of Stockholders of Revco D.S., Inc. will be held at The Ritz-Carlton, 1515 West Third Street, Cleveland, Ohio, on Tuesday, September 24, 1996 at 11:30 a.m. local time, for the following purposes:

          (1) To elect directors;

          (2) To approve modifications to the bonus component of the Revco D.S., Inc. executive compensation program; and

          (3) To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on August 19, 1996, will be entitled to receive notice of and vote at the meeting or any adjournment thereof.

                                          By Order Of The Board Of Directors,

                                          /s/ Jack A. Staph

                                          JACK A. STAPH
                                          Senior Vice President,
                                          Secretary and General Counsel
AUGUST 23, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED ENVELOPE. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       -------
GENERAL INFORMATION.................................................................       1
VOTING SECURITIES OF THE COMPANY....................................................       1
THE BOARD OF DIRECTORS..............................................................       1
     Committees of the Board........................................................       4
     Compensation of the Board......................................................       5
     Stockholder's Agreement........................................................       6
     Certain Relationships and Related Transactions.................................       6
     Proceedings Relating to Directors..............................................       6
ELECTION OF DIRECTORS...............................................................       7
     Nominees.......................................................................       7
     Voting Information for Proposal One............................................       7
APPROVAL OF MATERIAL TERMS OF BONUS
  COMPONENT OF THE EXECUTIVE COMPENSATION
  PROGRAM...........................................................................       7
     General........................................................................       7
     Voting Information for Proposal Two............................................       7
SECURITY OWNERSHIP OF CERTAIN PERSONS...............................................       8
EXECUTIVE COMPENSATION..............................................................      11
     Compensation and Option Tables and Performance Graph...........................      11
     Report of the Human Resources Committee........................................      15
     Employment Agreements with Certain Executives..................................      18
     Defined Benefit Plan...........................................................      18
OTHER INFORMATION...................................................................      20
     Section 16(a) Beneficial Ownership Reporting Compliance........................      20
     Stockholder Proposals..........................................................      20
     Auditors.......................................................................      20
     Solicitation...................................................................      20
EXHIBIT A -- Corporate Incentive Plan...............................................      21

                                REVCO D.S., INC.
                            1925 ENTERPRISE PARKWAY
                             TWINSBURG, OHIO 44087

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Revco D.S., Inc. (the "Company" or "Revco") of proxies in the accompanying form to be voted at the Annual Meeting of the Company's stockholders to be held on September 24, 1996 (the "Annual Meeting"). Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Properly executed proxies will be voted as specified thereon, and in the absence of such specification will be voted for the twelve nominees for director, and for approval of the modifications to the bonus component of the Company's executive compensation program. This Proxy Statement and the accompanying form of proxy, together with the Company's annual report to stockholders, are being mailed to stockholders on or about August 23, 1996.

     A majority of the outstanding shares of common stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                        VOTING SECURITIES OF THE COMPANY

     As of August 19, 1996, the Company had a total of 68,561,049 shares of common stock, $.01 par value per share (the "Common Stock") issued and outstanding, including 1,202,000 shares of treasury stock. Holders of shares of Common Stock at the close of business on August 19, 1996 (the "Record Date") are entitled to vote at the Annual Meeting or any adjournment thereof. Each holder of shares of the Common Stock is entitled to one vote for each share of Common Stock owned. On August 19, 1996, the closing price for the Common Stock on the New York Stock Exchange was $25 7/8 per share.

                             THE BOARD OF DIRECTORS

     The Company's By-Laws provide that the business and affairs of the Company will be managed by, or under the supervision of, the Board of Directors, and that the Board of Directors may from time to time fix the number of directors. The number of directors is currently twelve. During fiscal year 1996, the Board of Directors held a total of nine meetings. All of the directors, other than Mr. Zell, attended at least 75% of the meetings of the Board and committees of which they were members. Biographical information regarding each current director and each nominee for election as a director is set forth below. Each member of the Board of Directors will serve until his or her successor is elected by the stockholders or until his or her earlier resignation or removal. Except where indicated below, each member of the Board of Directors has served since June 1, 1992.

Carl A. Bellini

     Mr. Bellini, age 62, was selected, effective August 1, 1994, by the Board of Directors to become a member of the Board to fill a vacancy. Mr. Bellini was elected Executive Vice President and Chief Operating Officer of the Company on October 13, 1993. From August 18, 1992 to October 13, 1993, Mr. Bellini served as Executive Vice President of Marketing and Stores for the Company. From approximately December 1991 to April 1992, Mr. Bellini served as Acting Chief Operating Officer of Standard Brands Paint Co., which filed a bankruptcy proceeding in March 1992 and emerged from bankruptcy during 1993. From June 1989 until June 1991, Mr. Bellini served as President and Chief Operating Officer of Erol's, Inc., a video and electronics chain based in Washington, D.C. From December 1987 to June 1989, Mr. Bellini served as Executive Vice President of Store Operations for the Company.

Livio M. Borghese

     Mr. Borghese, age 57, is Chairman of Curtis Industries, Inc., a national distributor of hardware products, chemicals and automotive replacement parts and a manufacturer and distributor of security products. He was with Bear Stearns & Co. from 1968 to 1988, ending as Senior Managing Director and Member of the Executive Committee. Mr. Borghese was Chairman of International Corporate Finance at Prudential-Bache Securities in 1989. He presently owns a company engaged in international trading and investments and is a board member of OMI Corp., the United Kingdom Corp. and Noel Group, Inc.

William H. Campbell

     Dr. Campbell, age 54, is, and has been since August 1992, Professor and Dean at the University of North Carolina School of Pharmacy, after having served in academic and administrative positions at Auburn University (from prior to August 1991 to August 1992), the University of Washington, and Oregon State University. Throughout his career he has concentrated on identifying and expanding the opportunities for teaching, research and practice in managed care pharmacy. He has been actively involved in pharmacy and non-pharmacy organizations that support the development of cost-effective organizations for delivery of care, including the American Public Health Association, the American Society of Hospital Pharmacists, the American Pharmaceutical Association, and the Academy of Managed Care Pharmacy. He is a Past-President of the American Association of Colleges of Pharmacy. Dr. Campbell was selected by the Board of Directors on July 30, 1996 as a nominee for election, at the Annual Meeting, as a director.

Rod F. Dammeyer

     Mr. Dammeyer, age 55, is, and since 1985 has been, President and a director of Anixter International Inc. ("Anixter"), a holding and distribution company, and is, and since 1993 has been, Chief Executive Officer of Anixter. Since 1996, Mr. Dammeyer has served as Managing Director of EGI Corporate Investments, Inc., a diversified management and investment company. Mr. Dammeyer is also a director of Capsure Holdings Corp., ANTEC Corporation, Jacor Communications, Inc., Lukens Inc., IMC Global Inc., Sealy Corporation, Falcon Building Products, Inc. (where he has served as Chairman since July 1996), and a trustee of Van Kampen American Capital, Inc. closed-end mutual funds and series trusts. Mr. Dammeyer is a member of the executive committee of the general partner of Zell/Chilmark Fund, L.P. ("Zell/Chilmark"). Mr. Dammeyer was selected, effective December 15, 1992, by the Board of Directors to become a member of the Board to fill a vacancy.

Talton R. Embry

     Mr. Embry, age 49, is, and since 1978 has been, Managing Director and Chief Investment Officer of Magten Asset Management Corporation, which he established and which is an investment advisory firm. Mr. Embry is also a director of Capsure Holdings Corp., Varco International Inc. ("Varco"), TSX Corporation, Combined Broadcasting, Inc., BDK Holdings, Inc., Thermodyne Holdings Corp. and Anacomp, Inc. Mr. Embry and Mr. Zell were elected on July 27, 1992, as Co-Chairmen of the Board of Directors of the Company.

Ben Evans

     Mr. Evans, age 67, was a partner of Ernst & Whinney, now Ernst & Young, until his retirement in 1989. Mr. Evans was an audit partner supervising the audits of companies in many diverse industries with heavy concentration in apparel, retailing and commercial finance. From 1978 through 1989, Mr. Evans was a member of Ernst & Whinney's corporate financial services group concentrating on bankruptcy assignments generally on behalf of unsecured creditors committees, with special emphasis in the apparel, retailing, food, drug and pharmaceutical industries. Since 1989, Mr. Evans has been a consultant for the firm of Ernst & Young in their corporate financial services group continuing work in the bankruptcy area. Mr. Evans is also a director of Kash n' Karry Food Stores, Inc. and Megafoods Stores, Inc.

John V. Guttag

     Dr. Guttag, age 47, is Professor of Computer Science and Engineering at the Massachusetts Institute of Technology ("MIT"). Since his arrival at MIT in 1979, Dr. Guttag has headed the Laboratory for Computer Science's Systematic Program Development Group and currently is Associate Department Head for Computer Science of the Electrical Engineering and Computer Science Department. Dr. Guttag is a member of the governing council of the School of Engineering and a member of the Executive Committee of the Laboratory for Computer Science at MIT. Dr. Guttag is also a director of INSO Corporation and the Computing Research Association. Dr. Guttag was selected, effective March 23, 1994, by the Board of Directors to become a member of the Board to fill a vacancy.

D. Dwayne Hoven

     Mr. Hoven, age 54, was elected Chief Executive Officer of the Company effective August 1993 and was elected President of the Company in July 1992. From July 1992 to August 1993, Mr. Hoven served as Chief Operating Officer of the Company. From December 1991 to July 1992, Mr. Hoven served as Executive Vice President, Marketing and Stores for the Company. From June 1992 to July 1992, Mr. Hoven served as a member of the interim office of the President of the Company. From July 1989 to December 1991, Mr. Hoven served as Executive Vice President of Stores for the Company. From January 1988 to June 1989, Mr. Hoven served as Senior Vice President of Distribution for the Company. Mr. Hoven is also a director of OfficeMax, Inc. Mr. Hoven was selected, effective August 27, 1992, by the Board of Directors to become a member of the Board to fill a vacancy.

Walter B. Reinhold

     Mr. Reinhold, age 71, is Chairman of the Board of Varco International, Inc. ("Varco"), a company engaged in the business of manufacturing oil and gas well drilling equipment and machinery, drilling rig instrumentation and blow out prevention equipment. He has been with Varco since 1949 and was Chief Executive Officer from 1979 to April 1991, and prior thereto he served as Executive Vice President of Varco. Mr. Reinhold is a standing member of the American Petroleum Institute, Stanford Associates, and the Society of Petroleum Engineers. He is a Director of the Amdahl Corporation, the National Ocean Industries Association and the Petroleum Equipment Suppliers Association and a trustee for the City of Hope.

Sheli Z. Rosenberg

     Ms. Rosenberg, age 54, is, and since 1994 has been, President and Chief Executive Officer, and from 1980, a director and Executive Vice President of Equity Financial and Management Company and Equity Group Investments, Inc.; is, and since 1980 has been, a member of Rosenberg & Liebentritt, P.C.; is, and since 1991 has been a director of American Classic Voyages Co. and Vice President and Assistant Secretary of American Classic Voyages Co. since 1990 and 1991 respectively; and is, and since 1985 has been, a director, Vice President and General Counsel of Capsure Holdings Corp., a company engaged in the business of specialty property and casualty insurance. Ms. Rosenberg is also a director of Anixter International Inc., Jacor Communications, Inc. (where she serves as Chair), Falcon Building Products, Inc., Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust which owns and operates properties in 20 states, and Sealy Corporation, and a trustee of Equity Residential Properties Trust. Ms. Rosenberg has been Vice President of First Capital Benefits Administrators, Inc. ("First Capital") since July 1987. First Capital filed a petition under the federal bankruptcy laws on January 3, 1995 which ultimately resulted in First Capital's liquidation on November 11, 1995. Ms. Rosenberg is a member of the executive committee of the general partner of Zell/Chilmark. Prior to October 4, 1991, Ms. Rosenberg was Vice President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy

Code on November 8, 1991. Ms. Rosenberg was selected, effective March 23, 1994, by the Board of Directors to become a member of the Board to fill a vacancy.

David M. Schulte

     Mr. Schulte, age 49, is, and since mid-1990 has been, one of two individuals (the other being Mr. Zell) who act as general partners of the general partner of Zell/Chilmark, a limited partnership with capital commitments in excess of $1 billion formed to invest in and provide capital and management support to companies that are engaged in or are the appropriate subject of significant recapitalizations or corporate restructurings, both in and out of the bankruptcy process. Since 1984, Mr. Schulte has been managing general partner of Chilmark Partners, L.P., a merchant banking firm that has specialized in providing corporate and investment banking advice to companies on the restructuring of their business in conjunction with recapitalizations, although he currently devotes all of his time to the affairs of Zell/Chilmark. Mr. Schulte is also a director of Sealy Corporation. Mr. Schulte is not a nominee for election, at the Annual Meeting, as a director.

Thomas O. Thorsen

     Mr. Thorsen, age 64, has been a Director of The Travelers Corporation, now known as The Travelers Group ("Travelers"), a multiline insurance, financial and health services institution, since 1987. Prior to his retirement in May 1992, Mr. Thorsen was Vice Chairman of the Board of Travelers since 1990. He was Vice Chairman and Chief Financial Officer from 1990 to 1991. Prior thereto, he was Executive Vice President and Chief Financial Officer from 1984 to 1990. Before joining Travelers, Mr. Thorsen served thirty-one years with General Electric Company in various financial positions, including Senior Vice President and Chief Financial Officer from 1980 to 1984. Mr. Thorsen is a director of Iowa Select Farms, Inc. and a member of the advisory committee of Iowa Select Farms, L.P., entities engaged in large scale hog production. He is also a director of PGA Golf Properties, Inc., an affiliate of the PGA of America involved in the development and ownership of golf facilities.

Samuel Zell

     Mr. Zell, age 54, is, and since 1981 has been, Chairman of the Board of Equity Financial and Management Company and, since 1986 has been Chairman of the Board of Equity Group Investments, Inc., two privately owned affiliated investment and management companies; is, and since mid-1990 has been, the other individual (along with Mr. Schulte) who acts as a general partner of the general partner of Zell/Chilmark; is, and since 1985 has been, Chairman of the Board of Anixter; is, and from 1987 has served as Chairman of the Board and Executive Officer of Capsure Holdings Corp., a company engaged in the business of specialty property and casualty insurance; is, and since 1993 has been, Chairman of the Board of Equity Residential Properties Trust, a self-administered, self-managed equity real estate investment trust; is Chairman of the Board and, from March 31, 1995 until August 13, 1996, had served as Chief Executive Officer, and from 1993 to March 31, 1995 had served as Co-Chairman of the Board, of Manufactured Home Communities, Inc., a self-administered and self-managed equity real estate investment trust which owns and operates properties in 20 states. Mr. Zell is a member of the board of directors of American Classic Voyages Co. (where he has served as Chairman of the Board since August 1993), Sealy Corporation, Quality Food Centers, Inc., Ramco Energy plc, based in the United Kingdom, a petroleum services company that supplies corrosion control and ancillary services to the petroleum and marine industries, and Tele Tech Holdings, Inc., a provider of customer care solutions. Prior to October 4, 1991, Mr. Zell was President of Madison Management Group, Inc., which filed a petition under Chapter 11 of the Bankruptcy Code on November 8, 1991. Mr. Zell and Mr. Embry were elected on July 27, 1992, as Co-Chairmen of the Board of Directors of the Company.

COMMITTEES OF THE BOARD

     The Company's By-Laws provide that the Board may designate one or more committees, to exercise certain powers and authority of the Board of Directors. The Board of Directors committees are as follows: the Executive Committee, the Audit Committee, the Human Resources Committee and the Pension Administra-tion/Investment Committee. Each committee consists of one or more of the directors of the Company, as determined by the Board.

     Messrs. Embry (Chairman), Hoven and Zell have been appointed by the Board of Directors to constitute the Executive Committee of the Board of Directors. The Executive Committee, which met once during the year, is authorized to exercise all of the powers and authority of the Board of Directors, except to the extent restricted by the Delaware General Corporation Law.

     The Audit Committee, which met once during the year, consists of five non-employee directors: Messrs. Evans, Guttag, Reinhold, Schulte and Thorsen (Chairman). The Audit Committee's responsibilities include the following: (i) satisfying itself that the Company's internal control system is effective and sufficient to safeguard the assets of the Company and permit the issuance of reliable financial reports for both internal and external purposes; (ii) reviewing the Company's accounting principles and practices and approving changes that are expected to have a significant impact on the Company's current or future financial statements; (iii) satisfying itself that the Company's financial statements present fairly the Company's financial condition and the results of its operations; (iv) satisfying itself as to the adequacy of the Company's financial statement disclosure; and (v) serving as an informed voice on the Board of Directors in evaluating and supporting the financial, accounting and internal audit functions of the Company.

     The Human Resources Committee, which met three times during the year, consists of four non-employee directors: Messrs. Dammeyer, Embry (Chairman) and Evans and Ms. Rosenberg. The Human Resources Committee's responsibilities include the following: (i) reviewing and approving the Company's executive compensation structure and overall benefits program; (ii) administering certain of the Company's benefit plans; (iii) monitoring the performance and succession of senior management and recommending improvements when and as necessary; and
(iv) providing for orderly continuity (including by recommending director nominees to the full Board) of membership on the Board of Directors and its Committees. The Human Resources Committee will consider nominees recommended by stockholders. Stockholders who wish to submit such recommendations should forward the candidate's name, along with(i) a biographical sketch of the candidate and a statement of his or her qualifications, and (ii) evidence that the candidate has consented to serve as a director, if elected, to the Company's Secretary.

     The Pension Administration/Investment Committee, which met once during the year, consists of three non-employee directors: Messrs. Borghese, Dammeyer (Chairman) and Schulte. The Pension Administration/Investment Committee's responsibilities include the following: (i) administering the Revco D.S., Inc. Retirement Income Plan and Trust, as amended, in a nondiscriminatory manner for the exclusive benefit of participants and their beneficiaries, as required by the Plan documents and applicable law; and (ii) administering the Company's 401(k) Savings Plan, as amended, in a nondiscriminatory manner for the exclusive purpose of providing benefits to the members and their beneficiaries, in accordance with the Plan documents and applicable law.

COMPENSATION OF THE BOARD

     Only directors of the Company who are Revco employees are eligible to participate in the Company's profit sharing, management incentive or pension plans, except that, under the Pension Plan, directors who were covered by the plan as Revco employees with vested rights retain such vested rights.

     Only directors of the Company who are not Revco employees are paid fees or remuneration, as such, for services on the Board or on any committee of the Board. Such fees consist of an annual stipend of $30,000 for each director plus $1,000 for each committee member, other than the committee chairman, or $1,250 for the committee chairman, for each committee meeting attended on a date on which no Board meeting is scheduled. The annual stipend is paid in equal quarterly payments which are subject to a $1,000 reduction for each missed Board meeting. Directors also receive payment of travel and lodging expenses in connection with their attendance at Board and committee meetings.

     Pursuant to the terms of the Company's 1992 Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"), current and future non-employee directors of the Company other than Messrs. Zell,

Embry and Schulte are eligible to receive grants of non-qualified stock options. The current non-employee directors eligible to receive stock options under the Directors' Plan are Messrs. Borghese, Dammeyer, Evans, Guttag, Reinhold and Thorsen and Ms. Rosenberg. On July 27, 1992, each of the directors identified above (other than Messrs. Dammeyer and Guttag and Ms. Rosenberg) as being eligible to receive options under the Directors' Plan, as well as one former director who was a director on July 27, 1992, was granted an option to purchase 10,000 shares of Common Stock at the fair market value on the date of grant. Mr. Dammeyer was granted, on December 15, 1992, an option to purchase 10,000 shares of Common Stock at the fair market value on the date of grant. Mr. Guttag and Ms. Rosenberg were each granted, on March 21, 1994, an option to purchase 10,000 shares of Common Stock at the fair market value on the date of grant. On July 27, 1993, July 27, 1994, July 27, 1995 and July 29, 1996, each eligible director (other than Mr. Guttag and Ms. Rosenberg), and on March 21, 1995 and March 21, 1996, each of Mr. Guttag and Ms. Rosenberg, was granted an option to purchase 5,000 shares of Common Stock at the fair market value on the date of grant.

STOCKHOLDER'S AGREEMENT

     The Company and Zell/Chilmark are parties to a stockholder's agreement, dated June 1, 1992 (the "Stockholder's Agreement"), which provides that the Company will take all actions necessary to ensure that the following individuals are nominated to the Board: (i) two members designated by the Company's chief executive officer, and (ii) subject to the requirements described below, a number of members designated by Zell/Chilmark determined by multiplying Zell/Chilmark's percentage Common Stock ownership times nine, with the product rounded up to the nearest whole number. As of August 19, 1996, Zell/Chilmark beneficially owned approximately 19% of the Company's outstanding Common Stock, thereby entitling Zell/Chilmark to designate two nominees. For the Annual Meeting, Mr. Hoven is the only chief executive officer designee, and Mr. Zell and Ms. Rosenberg are Zell/Chilmark's designees. Zell/Chilmark is entitled under any event to designate at least two members, and to designate not less than a majority of the Board members if Zell/Chilmark owns at least fifty percent of the outstanding Common Stock. The Stockholder's Agreement terminates upon the earlier to occur of (x) such time as Zell/Chilmark owns less than one percent of the outstanding Common Stock, and (y) the tenth anniversary of its execution.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal year 1996, the Company purchased, in the ordinary course of the Company's remodeling of existing and construction of new retail drugstores, an aggregate of $543,827 of electrical supplies from a wholly-owned operating subsidiary of Anixter International, Inc., with which Messrs. Dammeyer and Zell and Ms. Rosenberg are affiliated. In addition, during fiscal year 1996 the Company engaged the services of the law firm of Rosenberg & Liebentritt, P.C., of which Ms. Rosenberg is a member.

PROCEEDINGS RELATING TO DIRECTORS

     On September 9, 1993, Mr. Embry and Magten Asset Management Corporation ("Magten"), without admitting or denying the allegations in a complaint by the Securities and Exchange Commission (the "Commission"), consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. The Commission's complaint alleged principally that Mr. Embry failed to advise clients of certain personal trades relevant to the clients' holdings, to obtain certain consents required under applicable law in connection therewith and to comply with certain reporting requirements. The complaint did not involve the securities of the Company. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients. On April 28, 1995, a Company stockholder, suing derivatively on behalf of the Company, filed a complaint in U.S. District Court for the Southern District of New York which named Magten, Mr. Embry, certain of Magten's clients, and the Company as defendants. The complaint alleges that Magten's clients violated the "short swing profits" laws, Section 16(b) of the Securities Exchange Act of 1934, by selling shares issued by the Company in a July 1994 offering within six months of that offering. Magten's attorneys filed a motion for summary judgment because the allegedly violative conduct is expressly exempted from the "short swing profits" laws. On February 6,

1996, the District Court dismissed the action in its entirety. On February 22, 1996, the plaintiff appealed the District Court's decision.

     During fiscal year 1994, Mr. Thorsen consented, without a hearing and without admitting or denying the matters set forth therein, to the issuance of an order of the Commission, and to the entry of the findings and imposition of the remedial sanctions set forth therein. The matters covered by the order have no relationship either to the Company or its securities.

                             ELECTION OF DIRECTORS

NOMINEES

     The twelve persons nominated by the Board of Directors for election at the Annual Meeting are Carl A. Bellini, Livio M. Borghese, William H. Campbell, Rod
F. Dammeyer, Talton R. Embry, Ben Evans, John V. Guttag, D. Dwayne Hoven, Walter
B. Reinhold, Sheli Z. Rosenberg, Thomas O. Thorsen and Samuel Zell. Biographical information regarding the twelve nominees and information regarding their share ownership is set forth herein under the captions "The Board of Directors" and "Security Ownership of Certain Persons".

VOTING INFORMATION FOR PROPOSAL ONE

     The shares represented by the enclosed proxy will be voted "FOR" the election of the twelve nominees unless otherwise directed. All elections for Directors shall be decided by a plurality of the votes of the shares of Common Stock voting in person or by proxy, and entitled to vote on the election of Directors, at the Annual Meeting. The Company anticipates that all nominees will, if elected, be able to serve. However, if any nominee becomes unable to serve for any reason, the shares represented by the enclosed proxy may be voted for such substituted nominee as may be designated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL TWELVE NOMINEES.

              APPROVAL OF MATERIAL TERMS OF BONUS COMPONENT OF THE
                         EXECUTIVE COMPENSATION PROGRAM

GENERAL

     On July 30, 1996, the Human Resources Committee recommended that the Board of Directors approve, and the Board of Directors so approved, certain modifications to the Company's existing bonus program. The material terms of the modified bonus program are described below in the Report of the Human Resources Committee, and the modified bonus program is set forth in Exhibit A to this Proxy Statement. The Company is seeking stockholder approval of the modifications to the bonus program to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), as further discussed in the Report of the Human Resources Committee.

VOTING INFORMATION FOR PROPOSAL TWO

     The proposal to approve the modifications to the bonus component of the Executive Compensation Program requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE MODIFICATIONS TO THE BONUS COMPONENT OF THE EXECUTIVE COMPENSATION PROGRAM.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     The following table sets forth information regarding the stock ownership as of August 19, 1996 of all directors of the Company, all directors and officers as a group, and all persons who are known by the Company to own beneficially more than 5% of the Company's Common Stock:

                                         NUMBER OF
NAME                                       SHARES                            PERCENTAGE
- ----                                     ----------                          ----------
FMR Corp.                                 6,019,822  (1)                        8.62%(1)
  82 Devonshire Street
  Boston, Massachusetts 02109
Neuberger & Berman L.P.                   4,408,497  (2)                        6.31%(2)
  605 Third Avenue
  New York, New York 10158
Magten Asset Management Corporation       6,650,400  (3)                        9.52%(3)
  35 East 21st Street
  New York, New York 10010
Zell/Chilmark Fund, L.P.                 13,102,288  (4)                       18.75%(4)
  Two North Riverside Plaza,
  Suite 1500
  Chicago, Illinois 60606

DIRECTORS:
  Carl A. Bellini                           199,527  (5)                            *(5)
  Livio M. Borghese                          33,395  (6)                            *(6)
  William H. Campbell (nominee)                   0                                 *
  Rod F. Dammeyer                        13,129,315  (7)                       18.79%(7)
  Talton R. Embry                         6,866,149  (8)                        9.83%(8)
  Ben Evans                                  39,820  (9)                            *(9)
  John V. Guttag                             22,689  (10)                           *(10)
  D. Dwayne Hoven                           495,604  (11)                           *(11)
  Walter B. Reinhold                         33,506  (12)                           *(12)
  Sheli Z. Rosenberg                     13,120,825  (13)                      18.78%(13)
  David M. Schulte                       13,102,288  (4)                       18.75%(4)
  Thomas O. Thorsen                          29,238  (14)                           *(14)
  Samuel Zell                            13,102,288  (4)                       18.75%(4)

NAMED EXECUTIVE OFFICERS:
  D. Dwayne Hoven                           495,604  (11)                           *(11)
  Carl A. Bellini                           199,527  (5)                            *(5)
  James J. Hagan                                     (15)                            (15)
  James P. Mastrian                         147,419  (16)                           *(16)
  Jack A. Staph                             143,566  (17)                           *(17)
  All directors and officers as a        21,672,721                            31.02%
    group
  (34 individuals)
                                                       (4)(5)(6)(7)(8)(9)                  (4)(5)(6)(7)(8)(9)
                                                     (10)(11)(12)(13)(14)                (10)(11)(12)(13)(14)
                                                         (15)(16)(17)(18)                    (15)(16)(17)(18)

- ---------

   * Less than 1%

 (1) Based on a Statement on Schedule 13G, dated May 9, 1996, filed by FMR Corp., a corporation organized under the laws of the Commonwealth of Massachusetts.

 (2) Based on a Statement on Schedule 13G, dated February 12, 1996, filed by Neuberger & Berman L.P., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

 (3) Magten Asset Management Corporation ("Magten") has beneficial ownership of an aggregate of 6,650,400 shares of Common Stock of the Company.

     Investment advisory clients of Magten beneficially own all of the shares of Common Stock shown as beneficially owned by Magten (collectively, the "Investment Advisory Shares"). Magten has shared dispositive power with respect to all of the shares of Common Stock beneficially owned by the clients, shared voting power with respect to 4,848,609 of these shares and no voting power with respect to 1,801,791 of these shares.

     Magten may be deemed to be the beneficial owner of the Investment Advisory Shares because Magten's investment advisory contracts with its investment advisory clients grant it the power to vote and dispose of such shares. Magten has declared that pursuant to Rule 13d-4 promulgated under the Exchange Act, the filing by it of its Schedule 13D shall not be construed as an admission that it is the beneficial owner of those shares.

 (4) All of these shares are owned by Zell/Chilmark. Zell/Chilmark is a Delaware limited partnership. The general partner of Zell/Chilmark is ZC Limited Partnership ("ZC Limited"), an Illinois limited partnership whose sole business is to act as general partner of and manage the investment of the capital of Zell/Chilmark. The sole general partner of ZC Limited Partnership is ZC Partnership, a Delaware general partnership, the sole partners of which are ZC, Inc., an Illinois corporation wholly-owned and controlled by Samuel Zell, and CZ Inc., a Delaware corporation wholly-owned and controlled by David M. Schulte. Messrs. Schulte, Zell and Dammeyer and Ms. Rosenberg are directors of the Company. Under the regulations of the Commission, Messrs. Schulte, Zell and Dammeyer and Ms. Rosenberg may be deemed to be the beneficial owners of all of the shares of Common Stock which are beneficially owned by Zell/Chilmark. Messrs. Schulte, Zell and Dammeyer and Ms. Rosenberg disclaim beneficial ownership of the shares of Common Stock beneficially owned by Zell/Chilmark.

 (5) Consists of: (i) 53,216 shares held by Mr. Bellini individually, including 18,000 shares of restricted stock; (ii) 1,305 shares held by Mr. Bellini's son who resides with him; and (iii) 145,006 shares subject to currently exercisable non-qualified stock options granted pursuant to the Incentive Plan. Mr. Bellini disclaims beneficial ownership of the shares referred to in (ii) above.

 (6) Consists of: (i) 11,353 shares held by Mr. Borghese individually; and (ii) 22,042 shares subject to currently exercisable nonqualified stock options granted pursuant to the Directors' Plan.

 (7) Consists of: (i) 27,027 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan, and
     (ii) 13,102,288 shares owned by Zell/Chilmark. On October 19, 1995, Mr. Dammeyer became a member of the executive committee of ZC Limited. As a member of the executive committee, Mr. Dammeyer shares in the power to vote or to direct the vote of the securities beneficially owned by Zell/Chilmark and shares in the power to dispose or to direct the disposition of the securities beneficially owned by Zell/Chilmark. Mr. Dammeyer disclaims beneficial ownership of the securities beneficially owned by Zell/Chilmark.

 (8) Mr. Embry, as sole stockholder and a Managing Director of Magten, may be deemed to beneficially own all the shares of Common Stock beneficially owned by Magten, as described in footnote (3) above.

     In addition, Mr. Embry owns directly 1,413 shares of Common Stock. Mr. Embry has sole voting and dispositive power with respect to the 1,413 shares of Common Stock owned directly by him.

     Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten, including himself (the "Pension Trusts"), also has sole voting and dispositive power with respect to 203,920 shares of Common Stock owned by such trusts (collectively, the "Pension Trust Shares").

     Mr. Embry, as trustee for three trusts for members of his family (the "Family Trusts"), has sole voting and investment power with respect to 8,061 shares of Common Stock (collectively, the "Family Trust Shares").

     Mr. Embry, as custodian for his son, has sole dispositive and voting power with respect to 942 shares of Common Stock, and may be deemed under Section 13(d) of the Exchange Act to have beneficial ownership of 1,413 shares of Common Stock of the Company owned by his wife.

     The shares described in footnote (3) above as beneficially owned by Magten with respect to which Mr. Embry may be deemed a beneficial owner, together with the additional shares described in this footnote (8) with respect to which Mr. Embry may also be deemed a beneficial owner, aggregate 6,866,149 shares of Common Stock.

     Mr. Embry has declared that pursuant to Rule 13d-4 the filing by him of his
     Schedule 13D shall not be construed as an admission that he is the beneficial owner of the Investment Advisory Shares, the Pension Trust Shares (to the extent such shares exceed his and his wife's pro rata interest as beneficiaries of such trusts) or the Family Trust Shares. Mr. Embry disclaims beneficial ownership of the shares owned by his wife.

 (9) Consists of: (i) 10,582 shares held by Mr. Evans individually; and (ii) 29,238 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(10) Consists of: (i) 8,352 shares held by Mr. Guttag individually; and (ii) 14,337 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(11) Consists of: (i) 63,218 shares held jointly by Mr. Hoven and his wife; (ii) 407,386 shares subject to currently exercisable non-qualified stock options granted pursuant to the Incentive Plan; and (iii) 25,000 shares of restricted stock held by Mr. Hoven.

(12) Consists of: (i) 4,268 shares held by Mr. Reinhold individually; and (ii) 29,238 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(13) Consists of (i) 4,200 shares held by Ms. Rosenberg individually; (ii) 14,337 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan; and (iii) 13,102,288 shares owned by Zell/Chilmark. On October 19, 1995, Ms. Rosenberg became a member of the executive committee of ZC Limited. As a member of the executive committee, Ms. Rosenberg shares in the power to vote or to direct the vote of the securities beneficially owned by Zell/Chilmark and shares in the power to dispose or to direct the disposition of the securities beneficially owned by Zell/Chilmark. Ms. Rosenberg disclaims beneficial ownership of the securities beneficially owned by Zell/Chilmark.

(14) Consists of 29,238 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan.

(15) Mr. Hagan resigned from his position with the Company effective June 3, 1996.

(16) Consists of: (i) 26,884 shares held by Mr. Mastrian individually, including 18,000 shares of restricted stock; and (ii) 120,535 shares subject to currently exercisable non-qualified stock options granted pursuant to the Incentive Plan.

(17) Consists of: (i) 21,212 shares held by Mr. Staph individually, including 10,700 shares of restricted stock; and (ii) 122,354 shares subject to currently exercisable non-qualified stock options granted pursuant to the Incentive Plan.

(18) Includes 1,304,722 shares subject to currently exercisable non-qualified stock options granted pursuant to the Directors' Plan and the Incentive Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION AND OPTION TABLES AND PERFORMANCE GRAPH

     The following tables show information with respect to the annual compensation for services in all capacities to the Company for the fiscal years ended May 28, 1994, June 3, 1995 and June 1, 1996 of (i) the chief executive officer and (ii) those persons who were, at June 1, 1996, the other four most highly compensated executive officers of the Company (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM COMPENSATION
                                                                                           ---------------------------------------
                                                                                                    AWARDS                PAYOUTS
                                                          ANNUAL COMPENSATION              -------------------------     ---------
                                                 -------------------------------------                    SECURITIES
                                                                               OTHER       RESTRICTED     UNDERLYING     LONG-TERM
                                                                               ANNUAL        STOCK         OPTIONS       INCENTIVE
              NAME AND                           SALARY (2)     BONUS (3)     COMPENS.      AWARD(S)       GRANTED        PAYOUTS
         PRINCIPAL POSITION             YEAR        ($)            ($)          ($)          ($)(6)          (#)            ($)
- ------------------------------------    -----    ----------     ---------     --------     ----------     ----------     ---------
D. Dwayne Hoven                         1996      $635,399      $721,638       (4)(5)      $1,156,500       300,000         $ 0
President and Chief Executive
  Officer                               1995       600,001       877,548          (5)               0       336,009           0
                                        1994       488,461       407,164          (5)               0       105,500           0

Carl A. Bellini                         1996       417,693       355,582          (5)         416,340        60,000           0
Executive Vice President and            1995       401,332       439,742          (5)               0       104,263           0
  Chief Operating Officer               1994       342,594       227,180          (5)               0        45,000           0

James P. Mastrian                       1996       310,211       264,529          (5)         416,340        60,000           0
Executive Vice President, Marketing     1995       285,865       313,254          (5)               0        71,536           0
                                        1994       237,312       157,645          (5)               0        20,000           0

James J. Hagan (1)                      1996       254,285       219,716          (5)               0        30,000           0
Executive Vice President-Finance        1995       198,814       168,728          (5)               0        34,828           0
  and Chief Financial Officer           1994       188,809       109,077          (5)               0        10,000           0

Jack A. Staph                           1996       249,084       186,123          (5)         247,491        36,000           0
Senior Vice President, Secretary        1995       242,208       231,919          (5)               0        41,814           0
  and General Counsel                   1994       225,241       149,304          (5)               0             0           0


                                        ALL
                                       OTHER
              NAME AND                COMPENS.
         PRINCIPAL POSITION             ($)
- ------------------------------------  --------
D. Dwayne Hoven                       $14,271
President and Chief Executive
  Officer                                 277
                                            0

Carl A. Bellini                        19,994
Executive Vice President and              185
  Chief Operating Officer                   0

James P. Mastrian                       8,078
Executive Vice President, Marketing       132
                                            0

James J. Hagan (1)                      1,262
Executive Vice President-Finance            0
  and Chief Financial Officer               0

Jack A. Staph                           6,105
Senior Vice President, Secretary          109
  and General Counsel                       0

- ---------------

(1) Mr. Hagan resigned from his position with the Company effective June 3, 1996.

(2) Salary information for fiscal year 1995 is based upon a fifty-three week reporting period. Salary information for fiscal years 1996 and 1994 is based upon fifty-two week reporting periods.

(3) Reflects full payment of bonus earned, as described in "Report of the Human Resources Committee -- Fiscal 1996 Bonus Program" included herein.

(4) Does not include future amounts to be paid pursuant to certain tax "gross-up" provisions of Mr. Hoven's restricted stock award agreement.

(5) Amounts are below the minimum amount required to be disclosed by applicable Exchange Act rules.

(6) Reflects the award, at a price of $23.13 per share, of the following number of shares of restricted stock to the Chief Executive Officer ("CEO") and each of the named executive officers: D. Dwayne Hoven, 50,000; Carl A. Bellini, 18,000; James P. Mastrian, 18,000; James J. Hagan, 0; and Jack A. Staph, 10,700. Restrictions on the restricted stock lapse two years after the date of the award, except that the restrictions on the shares awarded to the CEO lapse fifty percent on June 1, 1996 and fifty percent on June 1, 1997. Restricted stock award recipients are entitled to vote their shares on matters submitted to the stockholders and to receive any dividends declared on the Company's outstanding common stock. The fair market value of the restricted stock outstanding at June 1, 1996 for the CEO and each of the named executive officers was as follows: D. Dwayne Hoven, $1,187,500; Carl
    A. Bellini, $427,500; James P. Mastrian, $427,500; and Jack A. Staph, $254,125.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS(1)
                             -------------------------------------------------------
                                        % OF TOTAL                                        POTENTIAL REALIZABLE VALUE AT
                                         OPTIONS                                          ASSUMED ANNUAL RATES OF STOCK
                                        GRANTED TO                                      PRICE APPRECIATION FOR OPTION TERM
                             OPTIONS    EMPLOYEES     EXERCISE OR                                      (2)
                             GRANTED    IN FISCAL     BASE PRICE       EXPIRATION       ----------------------------------
           NAME                (#)         YEAR         ($/SH)            DATE                5%                 10%
- --------------------------   -------    ----------    -----------    ---------------    ---------------    ---------------
D. Dwayne Hoven              300,000       16.6%        $ 23.13         May 02, 2006      $   3,646,800      $  10,342,200
Carl A. Bellini               60,000        3.3%          23.13         May 02, 2006            650,220          1,989,300
James P. Mastrian             60,000        3.3%          23.13         May 02, 2006            650,220          1,989,300
James J. Hagan (3)            30,000        1.7%          20.75      August 08, 2005            291,660            892,320
Jack A. Staph                 36,000        2.0%          23.13         May 02, 2006            390,132          1,193,580

- ---------------

(1) All options granted are granted at the fair market value of the common stock at the date of grant. On each anniversary of the date of grant, the exercise price for each option granted increases annually by an amount equal to 5% of the option price then in effect for all non-vested options. Except for the fiscal 1996 grant to Mr. Hoven, which vests over a three-year period, and for certain immediately vested options granted in July 1992 (see "Report of Human Resources Committee"), options granted pursuant to the Incentive Plan vest as follows: 20% on the first anniversary of the date of grant; 40% on the second anniversary of the date of grant; 60% on the third anniversary of the date of grant; 80% on the fourth anniversary of the date of grant and 100% on the fifth anniversary of the date of grant. Options granted are for a term of not more than ten years from the date of grant.

(2) The dollar amounts under these columns are the result of the calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. The dollar amounts assume that the exercise price increases by 5% per year on all non-vested options.

(3) Mr. Hagan resigned from his position with the Company effective June 3, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING
                                                                UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                                                                         AT              IN-THE-MONEY OPTIONS
                                     SHARES                       FISCAL YEAR-END         AT FISCAL YEAR-END
                                   ACQUIRED ON      VALUE           EXERCISABLE/             EXERCISABLE/
                                    EXERCISE       REALIZED        UNEXERCISABLE            UNEXERCISABLE
                 NAME                  (#)           ($)                (#)                      ($)
- ---------------------------------  -----------     --------     --------------------     --------------------
D. Dwayne Hoven                         0             $0               286,996                $3,050,023
                                                                       729,513                 2,361,288

Carl A. Bellini                         0              0                99,565                 1,038,567
                                                                       216,198                   946,025

James P. Mastrian                       0              0                86,575                 1,015,446
                                                                       164,961                   724,649

James J. Hagan (1)                      0              0                36,717                   432,146
                                                                        78,111                   348,252

Jack A. Staph                           0              0                94,394                 1,236,222
                                                                       103,920                   592,579

- ---------------

(1) Mr. Hagan resigned from his position with the Company effective June 3, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           AMONG REVCO D.S., INC., S & P 500 INDEX AND PEER GROUP(A)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            REVCO           S & P           PEER
JUN-91                                                   91.03           101.6
JUN-92                                     100             100             100
JUN-93                                  141.81          111.61          117.15
JUN-94                                  195.59         116.371          122.85
JUN-95                                  247.06          139.86          145.46
JUN-96                                     280             180             188

(a) Peer group consists of the Company and the following drugstore chains: Arbor Drugs, Inc.; Big B, Inc.; Drug Emporium, Inc.; Fay's Inc.; Genovese Drug Stores, Inc.; Longs Drug Stores Corporation; Rite Aid Corporation; and Walgreen Co.

     The first day of trading of the Company's common stock was June 1, 1992. For purposes of constructing the above performance chart, the base year (i.e.
100) was set at June 1992, the beginning of the Company's 1993 fiscal year.

REPORT OF THE HUMAN RESOURCES COMMITTEE

Dear Stockholders:

     The Human Resources Committee (the "Committee") was created in June 1992. The current Committee consists of four members, none of whom is an employee of the Company. The Committee's functions include the review and approval of the Company's executive compensation structure and overall benefits program. Specifically, the Committee (i) reviews and recommends to the Board the financial targets for the Executive Compensation Program (as described below);
(ii) reviews and approves long-term incentive plans and makes recommendations to the Board; (iii) reviews and approves other matters relating to officer and key employee compensation; (iv) approves incentive objectives for members of the management executive committee for the upcoming fiscal year; (v) reviews and approves awards for the immediately preceding fiscal year under the Executive Compensation Program, and advises the Board of Directors; and (vi) reviews and approves salary increases for members of the management executive committee.

     The Committee believes that executive compensation should be tied closely to corporate performance, and to that end has taken steps to restructure certain elements of the executive compensation program to ensure that executive compensation is directly linked to total stockholder value. During the fiscal year ended June 1, 1996 ("fiscal 1996"), there were three major components of executive compensation: base salary and bonus under the Revco Executive Compensation Program, and awards under the Incentive Plan. Each of these components is further discussed below.

     On July 30, 1996, the Committee recommended that the Board of Directors approve, and the Board so approved, modifications to the bonus program effective for the fiscal year beginning June 2, 1996 ("fiscal 1997"). The modifications are summarized below under the caption "Fiscal 1997 Bonus Program".

     EXECUTIVE COMPENSATION PROGRAM

     Base salary and bonus guidelines are set forth in the Revco Executive Compensation Program. The purpose of the Executive Compensation Program is to establish and maintain a performance and achievement oriented environment throughout the Company. The program emphasizes the development of the Company so as to achieve and sustain above average growth in earnings with excellence in management, retailing, pharmacy and customer service. With this emphasis in mind, the program is designed so that executives may earn higher than average total compensation (base salary plus bonus) for doing an above-average job.

     Base Salary. The Company's overall salary structure is reviewed annually, using outside executive compensation surveys of the retail industry in general and chain drugstores in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities. The salary mid-point of a grade assigned to a position is the salary level that approximates the Company's judgment, based on an evaluation of the latest survey information available, as to appropriate compensation levels. Where salary information is unavailable for a particular position, the salary grade assigned is based on other positions having similar responsibilities within the Company and in companies with comparable revenues.

     Individual base salaries are reviewed at least annually; however, salaries are not necessarily increased each year. Decisions relating to salary increases are based upon guidelines furnished by senior management. Salary increases are granted based on each executive's performance as well as his position in the applicable salary range.

     Based on the most recent outside executive compensation surveys, the Committee believes that the Company's executive compensation ranks in the median among the general retail industry and in the upper quartile among chain drugstores.

     Fiscal 1996 Bonus Program. On July 27, 1993 the Board of Directors approved the Committee's recommendation, which was based on an extensive review of the Company's previous bonus program in consultation with an outside firm, that the bonus program be modified. The objectives underlying the revised bonus program are to (i) more closely link bonus awards to value added for the Company's stockholders, and

(ii) promote a culture of performance and ownership among the Company's managers. The program involves sharing certain of the Company's business risks with stockholders, but also provides access to the upside potential associated with value creation. Accordingly, the program rewards long-term enduring improvements in stockholder value. The program, as revised effective with the 1995 fiscal year to ensure the existence of a direct link between bonuses and total stockholder value, is described below. All executive officers and senior managers, and certain supervisors, regional and district managers, are eligible to receive bonuses under the bonus program. As of August 19, 1996, a total of approximately 340 employees were eligible to participate in the EVA bonus program.

     Awards under the bonus program are focused on the generation of improved economic value added ("EVA"), which consists of net operating profit after taxes, as reduced by a capital charge. EVA results from (i) enhanced business efficiencies, (ii) profitable growth, and (iii) strategic expense reduction. For fiscal 1996, EVA was $66.094 million and target EVA was $40.334 million. At the beginning of each fiscal year, participants in the bonus program are credited with a number of performance units equal to their target bonus, which is a percentage (ranging from 15% to 60% for the Chief Executive Officer) of their base compensation. At the end of the fiscal year, the units have a value based on the Company's EVA performance. If EVA improves sufficiently (for fiscal 1996, an EVA improvement of $10 million from the average of the previous year's actual EVA and the previous year's target EVA was required), the units have a $1.00 value and the target award is earned. Underperformance results in a less than $1.00 unit value while particularly strong performance generates a greater than $1.00 value. The percentage increase or decrease is determined by reference to an EVA target interval based on a percentage of the Company's capital (for fiscal 1996, an EVA increase of $29 million over the annual target EVA was required in order to achieve a unit value of $2.00). More specifically, the excess or deficit of actual EVA over target EVA is divided by the target interval to determine the percentage value of a unit.

     The amount of the bonus paid to the participants other than the Chief Executive Officer is also subject to the participant's satisfaction of individual performance objectives. The portion of the bonus based on satisfaction of individual performance goals ranges from 25% to 75%. For fiscal 1996, the Company exceeded target EVA with respect to the named executive officers by 188.83%, resulting in a value per unit of $1.8883.

     On May 2, 1996, the Committee approved the payment of accumulated "bonus bank" balances to all plan participants, and eliminated the bonus bank for fiscal 1996 to enable plan participants to receive their EVA bonuses in full. The Committee's actions were taken in an effort to retain the Company's key management in light of the failed merger transaction with Rite Aid Corporation, and in recognition of management's efforts during the pendency of the proposed merger transaction.

     LONG-TERM INCENTIVE PLAN

     The Company's 1992 Long-Term Incentive Plan (as amended, the "Incentive Plan") was adopted by the Board of Directors on July 27, 1992 and approved by the Company's stockholders on October 14, 1992. There are 6,520,000 shares of Common Stock reserved for issuance under the Incentive Plan; as of August 19, 1996, 749,921 shares remained available for grants under the Incentive Plan. The Incentive Plan provides for the grant of incentive and non-qualified stock options, reload options, stock appreciation rights, restricted stock awards, stock bonus awards and performance plan awards. The Committee administers the Incentive Plan and has sole discretion to determine those employees to whom awards will be granted, the number of awards to be granted, the provisions applicable to each award and the time periods during which the awards may be exercised. No awards may be granted after July 27, 2002.

     To date, long-term incentive awards granted under the Incentive Plan have consisted of non-qualified stock options ("NQSO's") and restricted stock. In order to enhance the link to stockholder value and to create a strong performance requirement for options, the NQSO's include a 5% cost of capital charge. Under this approach, the exercise price of NQSO's granted under the Incentive Plan increases annually by 5% until the shares subject to the option vest.

     Awards made under the Incentive Plan are intended to provide key employees with additional incentives designed to enhance the profitable growth of the Company as well as the value of the Company's Common

Stock. During fiscal 1996, the Committee awarded non-qualified stock options to acquire 300,000 shares of Common Stock, at a price per share of $23.13, to the Chief Executive Officer, and an aggregate of 186,000 shares, at a weighted average price per share of $22.75, to the other named executive officers, for a total of 486,000 of the 1,808,700 options that were awarded under the Incentive Plan during fiscal 1996. During fiscal 1996, the Committee also awarded 50,000 shares of restricted stock to the Chief Executive Officer, and an aggregate of 46,700 shares of restricted stock to other named executive officers, for a total of 96,700 of the 281,050 shares of restricted stock that were awarded under the Incentive Plan for fiscal 1996. These awards were made as a retention incentive and in recognition of management's efforts during the pendency of the Rite Aid transaction, as described above under the caption "Fiscal 1996 Bonus Program". The Committee believes that when the value of these stock options and restricted stock is considered in combination with cash compensation levels, the resulting total compensation opportunities for each of the named executive officers falls within the range of retail industry and chain drugstore compensation levels.

     With the exception of (i) a total of 50,000 immediately vested grants (25,000 of which were awarded to the Chief Executive Officer, all of which have been exercised, and 25,000 of which were awarded to a named executive officer, 4,500 of which have been exercised) made on July 27, 1992 to certain of the named executive officers, and (ii) the NQSO's granted to the Chief Executive Officer during fiscal 1996, which vest over a three-year period, the NQSO awards made under the Incentive Plan vest over a period of five years at a rate of 20% each year, thereby encouraging the retention of key employees who receive awards. For the same reasons, restrictions on restricted stock, other than the shares awarded to the Chief Executive Officer, as to which restrictions lapse fifty percent on June 1, 1996 and fifty percent on June 1, 1997, lapse two years after the award date (i.e., on May 2, 1998).

     FISCAL 1997 BONUS PROGRAM

     On July 30, 1996, the Committee recommended that the Board of Directors approve, and the Board so approved, the following modifications to the EVA bonus program: (i) the establishment of a seventy five percent minimum and one hundred twenty five percent maximum level of EVA performance, and the replacement of the "unit value" with an adjusted percentage within the applicable bonus opportunity range, as further described below; (ii) the elimination of the weighting of individual performance objectives (formerly at percentages ranging from seventy five percent for certain participants to twenty five percent for each of the named executive officers other than the Chief Executive Officer) so that the entire amount of an individual's bonus is at risk based on the individual's overall achievement of his or her individual performance objectives; and (iii) the addition of an upward or downward adjustment to the bonus payout, based on the Company's performance in comparison to the Standard & Poor's 500 Stock Index (the "S&P Index"). In addition, the Committee modified the target bonus ranges (formerly from fifteen percent for certain participants to sixty percent for the Chief Executive Officer) to ten percent for certain participants to seventy five percent for the Chief Executive Officer.

     Under the modified EVA program, a participant would, subject to his or her achievement of the individual performance objectives and the adjustment based on the Company's performance in relation to the S&P Index, receive a bonus based on his or her (x) MINIMUM bonus opportunity percentage if the Company's EVA performance is seventy five percent of target, (y) TARGET bonus opportunity percentage if the Company's EVA performance is one hundred percent of target, or
(z) MAXIMUM bonus opportunity percentage if the Company's EVA performance is one hundred twenty five percent or more of target. If the Company's EVA performance is (subject to the previously described minimum and maximum percentages) less or greater than the target, the bonus opportunity will be increased or decreased, as applicable, from the target percentage; for example, if the Company's EVA performance is at the midpoint between target and maximum, the bonus opportunity percentage will be increased to a percentage that represents the midpoint between the target and maximum bonus opportunity percentages. Conversely, if the Company's EVA performance is at the midpoint between target and minimum, the bonus opportunity percentage will be decreased to a percentage that represents the midpoint between the target and minimum bonus opportunity percentages. After the foregoing adjustment is made, an adjustment will be made, subject to a maximum increase or decrease of twenty five percent, based on the Company's fiscal year stock performance, as reported in the New York Stock Exchange composite transactions, in relation to the S&P Index. If the Company's Common Stock as so reported increased or decreased by the same amount as the S&P Index, no further adjustment to the bonus payout will be made. Except with respect to the Chief Executive Officer, a final adjustment will then be made based on the individual's achievement of his or her individual objectives.

     The maximum dollar amount that may be paid to a participant in the modified EVA bonus program for fiscal 1997 is $1,171,875, which maximum amount will increase for subsequent fiscal years to amounts not to exceed $2,500,000.

     The amounts payable under the modified EVA bonus program for fiscal 1997 are indeterminable since they are tied to the Company's EVA performance as well as the previously described adjustment factors, all of which are determined as of the end of the fiscal year. However, if the modifications had been in effect for fiscal 1996, bonus payments would have been in the following amounts for the persons and groups specified: D. Dwayne Hoven, President and Chief Executive Officer and a Director--$678,339; Carl. A. Bellini, Executive Vice President and Chief Operating Officer and a Director (a named executive officer)--$249,571; James J. Hagan, Executive Vice President-Finance and Chief Financial Officer (a named executive officer who resigned from his position after the end of fiscal
1996)--$154,212; James P. Mastrian, Executive Vice President, Marketing (a named executive officer)--$185,664; Jack A. Staph, Senior Vice President, Secretary and General Counsel (a named executive officer)--$125,968; all current executive officers as a group--$2,817,663; and all employees as a group--$9,227,454. The EVA bonus program may be further modified from time to time, as determined by the Committee in its discretion.

     COMPLIANCE WITH SECTION 162(m) OF THE CODE

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying "performance-based compensation" will not be subject to the deduction limit if certain requirements are met. The Committee has taken steps to comply with the requirements of Section 162(m) with respect to certain elements of the executive compensation program; however, there can be no assurance that the incentive and performance-related elements of the program will in fact qualify as "performance based compensation" under Section 162(m) of the Code or that the tax deductibility of compensation paid pursuant thereto will not in fact be limited by the $1 million statutory cap on deductible executive compensation.

                            Respectfully submitted,

Talton R. Embry, Chairman                         Ben Evans
Rod F. Dammeyer                                   Sheli Z. Rosenberg

EMPLOYMENT AGREEMENTS WITH CERTAIN EXECUTIVES

     The Company has entered into employment agreements (the "Executive Employment Agreements") with each of the named executive officers. Each of the Executive Employment Agreements is effective until terminated by the Company or the named executive officer, with or without cause. The Executive Employment Agreements provide that, in the event of a termination for cause by the named executive officer or a termination without cause by the Company, the Company will have an obligation to continue benefits and to pay the terminated named executive officer's salary for a period (the "Severance Period") of 24 months. Upon the occurrence of a "change in control", as defined in the Executive Employment Agreements, the Severance Period is increased and certain other enhanced benefits are to be provided to the named executive officers.

DEFINED BENEFIT PLAN

     The Revco Retirement Income Plan and Trust, as amended ("Pension Plan"), is a defined benefit pension plan generally covering employees of the Company, other than those covered by collective bargaining agreements that provide for pension benefits.

     On reaching normal retirement at or after age 65, a participant is generally entitled to receive a monthly retirement benefit for life. Alternative actuarially equivalent forms of benefit payments are provided for in the Pension Plan. Vesting under the Pension Plan occurs after five years of service (with no vesting where less than five years of service has been completed).

     The annual retirement benefit at the normal retirement age of at least 65 is equal to an amount which, when added to the participant's social security benefit, is the product of the employee's average earnings for the last five years of his service and the applicable percentage set forth in the table below. If the employee has fewer than 30 years of credited service with the Company, the benefit determined by this formula is reduced by a percentage determined substantially by the ratio of the number of years of credited service to 30. A participant who has attained age 55 and has completed five years of service may elect early retirement with reduced monthly benefit payments.

     The amounts shown in the following table are based on the pension being paid during the lifetime of the retired employee only, including social security benefits, and would be reduced for service of less than 30 years and on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment.

                              RETIREMENT BENEFIT
      FINAL AVERAGE              (% OF FINAL
       MONTHLY PAY               AVERAGE PAY)
- -------------------------     ------------------
         $   500                      81%
           1,000                      73
           1,500                      65
           2,000                      60
           2,500                      56
           3,000                      54
           3,500                      52
           4,000                      51
           4,500 or more              50

     The following table sets forth the estimated annual benefits (including social security) payable to a participant who qualifies for normal retirement in 1996 with the specified average earnings during the last five calendar years prior to retirement and the specified years of credited service:

 AVERAGE ANNUAL EARNINGS
           FOR                                     YEARS OF CREDITED SERVICE
     FIVE-YEAR PERIOD        ----------------------------------------------------------------------
 PRECEDING RETIREMENT(1)        10             15             20             25          30 OR MORE
- --------------------------   --------       --------       --------       --------       ----------
         $125,000            $ 30,818       $ 38,739       $ 46,660       $ 54,581        $ 62,500
          150,000              34,984         44,988         54,992         64,996          75,000
          175,000              39,148         51,234         63,320         75,406          87,500
          200,000              43,318         57,489         71,660         85,831         100,000
          225,000              47,484         63,738         79,992         96,246         112,500
          250,000              51,650         69,987         88,324        106,661         125,000
          300,000              59,984         82,488        104,992        127,496         150,000*
          400,000              76,650        107,487        138,324*       169,161*        200,000*
          450,000              84,984        119,988        154,992*       189,996*        225,000*
          500,000              93,318        132,489        171,660*       210,831*        250,000*
          600,000             109,984        157,488*       204,992*       252,496*        300,000*
          700,000             126,648        182,484*       238,320*       294,156*        350,000*
          800,000             143,316*       207,486*       271,656*       335,826*        400,000*
          900,000             159,984*       232,488*       304,992*       377,496*        450,000*
        1,000,000             176,648*       257,484*       338,320*       419,156*        500,000*
        1,100,000             193,316*       282,486*       371,656*       460,826*        550,000*
        1,200,000             209,984*       307,488*       404,992*       502,496*        600,000*
        1,300,000             226,652*       332,490*       438,328*       544,166*        650,000*
        1,400,000             243,316*       357,486*       471,656*       585,826*        700,000*

- ---------

1. For plan years beginning on or after January 1, 1989, the Code limits the amount of compensation that can be used for plan calculation purposes to $200,000 (indexed). For plan years beginning on or after January 1, 1994, this limit is reduced to $150,000 (indexed).

* As required by the Code, plan payments may not provide annual pension benefits exceeding a maximum amount, currently $120,000.

The years of credited service of those individuals named in the Cash Compensation Table as of June 1, 1996 were Mr. Hoven -- 7.9167; Mr.
Bellini -- 4.8333; Mr. Hagan -- 8.5833; Mr. Mastrian -- 5.2500; and Mr.
Staph -- 23.1667. The amounts covered under the Pension Plan include salary and bonus for each of the named executive officers in the summary compensation table.

                               OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and Directors to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. The Company believes that during the period from June 4, 1995 through June 1, 1996, its executive officers and Directors complied with all applicable Section 16(a) filing requirements. This conclusion is based solely on a review of the copies of such forms furnished to the Company in accordance with SEC regulations and certain written representations received by the Company.

STOCKHOLDER PROPOSALS

     Any stockholder proposals for the Company's 1997 annual meeting of stockholders must be received in writing by the Secretary of the Company at 1925 Enterprise Parkway, Twinsburg, Ohio 44087 no later than April 25, 1997.

AUDITORS

     Arthur Andersen LLP audited the Company's consolidated financial statements for the years ended May 28, 1994, June 3, 1995 and June 1, 1996. Representatives of Arthur Andersen are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

SOLICITATION

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The solicitation by mail may be followed by solicitation in person, or by telephone or telegraph, by some regular employees of the Company without additional compensation. In addition, the Company has retained D.F. King & Co., Inc. to assist in solicitation for a fee estimated not to exceed $4,500.

                                          By Order Of The Board Of Directors

                                          /s/ Jack A. Staph

                                          Jack A. Staph
                                          Senior Vice President, Secretary
                                          and General Counsel
August 23, 1996

                                                                       EXHIBIT A

INTRODUCTION

     This narrative describes the purpose, components and mechanics of Revco's modified Corporate Incentive Plan. Specifics about how the plan applies to an individual participant can be addressed by your supervisor or the Managing Director, Compensation and Benefits.

PURPOSE

The purpose of the program is to:

          1. Effectively manage the Company's P & L statement and balance sheet through the efficient use of capital;

          2. Influence a greater linkage between total compensation and shareholder returns; and

          3. Promote individual objectives that, when achieved, contribute to value creation.

     Solid performance in these areas will deliver incentive compensation with significant upside potential for participants.

COMPONENTS

The four plan components are:

        1. Bonus Opportunities

        2. Controllable Earnings

        3. Shareholder Return

        4. Individual Objectives

BONUS OPPORTUNITIES

     A range of bonus opportunities, expressed as a percentage of fiscal year base salary, has been established for the hierarchy of positions that participate in the plan.

CONTROLLABLE EARNINGS

     Controllable earnings applies the cost of capital against Revco's operating profits to measure the true earnings to investors after covering both operating and financing costs (debt and equity). Performance will be measured and rewarded based upon the following formula:

     EVA = NOPAT -- (Cost of Capital x Capital Employed)
                             Capital Charge

     NOPAT = Operating profit after taxes but net of non-economic, non-cash charges

     CAPITAL = Net assets invested in the business

     COST OF CAPITAL = The minimum return required to compensate investors for the risk in the Company's operations.

     Each fiscal year an EVA target will be established for the corporation.

SHAREHOLDER RETURN

     Attempting to influence a greater linkage between executive compensation and shareholder returns, the SEC requires public companies like Revco to disclose a line graph in the proxy that compares a company's five-year total shareholder return to those of other companies. The award earned by controllable earnings performance will be adjusted up or down by Revco's year-to-year change in shareholder return versus the S&P 500 Index. This adjustment will be limited to 25%, up or down.

INDIVIDUAL OBJECTIVES (applies to individuals other than the Chief Executive Officer)

     Individual objectives are an integral plan component and provide impact on the potential payout since the amount earned via performance versus controllable earnings and shareholder return will be adjusted by the individual's performance against predetermined objectives. The maximum rating an individual may receive is 100%.

VESTING IN THE BONUS

DEATH OR DISABILITY

     - Pro-rata payout of current year's bonus award when Revco distributes awards to all participating employees.

RETIREMENT

     - Pro-rata payout of the current year's bonus award when Revco distributes awards to all participating employees.

WORKFORCE REDUCTION/SALE OF A BUSINESS

     - Pro-rata payout of the current year's bonus award when Revco distributes awards to all participating employees.

QUIT/TERMINATION FOR CAUSE

     - If a participant quits or is terminated for cause prior to the end of the fiscal year, any bonus earned is forfeited.

     - All other terminations will result in a pro-rata payout when Revco distributes awards to all participating employees.

CHANGE IN CONTROL

     - Upon a change-in-control, a pro-rata payment will be made to all participants who are actively employed upon the effective date of the change-in-control.

MISCELLANEOUS

     - Participants in eligible positions for less than the full fiscal year will be awarded (based upon financial and individual performance) incentive compensation on a pro-rated basis.

     - Participants who change bonus groups prior to March 1st of the fiscal year will have their final bonus opportunity percentage calculated based upon their current position at the end of the fiscal year.

            -- Those who change bonus groups after March 1st will have their final bonus opportunity percentage calculated based upon the previous position held prior to the change.

     - Participants who are in the plan for less than three (3) months during the fiscal year are not eligible for an award from this plan.

     - For a given fiscal year, employees are not eligible to participate in this plan if they are promoted into an eligible position after March 1st. Participation will begin the next fiscal year.

     - Base salary, for bonus calculations, is defined as fiscal year base salary earnings while in an eligible position.

                                  REVCO D.S., INC.

P            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R        The undersigned hereby appoints each of the members of the Board of
O        Directors, or any of them, each with the power to appoint a
X        substitute, as proxies of the undersigned, and hereby authorizes
Y such members or member to represent and to vote all shares of Common Stock of Revco D.S., Inc. held of record by the undersigned as of the close of business on August 19, 1996, at the Annual Meeting of Stockholders to be held on September 24, 1996.

            Election of Directors, Nominees:                               (change of address)
            Carl A. Bellini, Livio M. Borghese, William H. Campbell,       __________________________________
            Rod F. Dammeyer, Talton R. Embry, Ben Evans,                   __________________________________
            John V. Guttag, D. Dwayne Hoven, Walter B. Reinhold,           __________________________________
            Sheli Z. Rosenberg, Thomas O. Thorsen and Sam Zell.            __________________________________
                                                                           (If you have written in the above
                                                                           space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    THIS PROXY, WHEN PROPERLY EXECUTED, IS VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.






                                                                SEE REVERSE
                                                                   SIDE

X   PLEASE MARK YOUR                                         SHARES IN YOUR NAME
    VOTES AS IN THIS
    EXAMPLE.


               FOR    WITHHELD                           FOR   AGAINST   ABSTAIN
1. Election of / /      / /      2. Approval of modifi-  / /     / /       / /
Directors                           cations to the bo-
(see reverse)                       nus component of
                                    the Revco D.S., Inc.
                                    executive compen-
For, except vote withheld           sation program.
from the following
nominee(s):


- ------------------------------
                                        Change
                                          of    / /
                                        Address

                                        Attend  / /
                                        Meeting      PLEASE MARK, SIGN, DATE AND
                                                     RETURN THIS PROXY PROMPTLY
                                                     USING THE ENCLOSED
                                                     ENVELOPE.

                                                     When Shares are held by
                                                     joint tenants, both should
                                                     sign. When signing as
                                                     attorney, executor,
                                                     administrator, trustee or
                                                     guardian, please give
                                                     full title as  such. If a
                                                     corporation, please sign
                                                     in full corporate name by
                                                     the President or other
SIGNATURE(S)  _____________________________   DATE   authorized officer. If a
                                                     Partnership, please sign in
SIGNATURE(S)  _____________________________   DATE   partnership name

     NOTE: Please sign exactly as name appears hereon.

                          CONFIDENTIAL VOTING INSTRUCTIONS

           TO:THE NORTHERN TRUST COMPANY, TRUSTEE (THE "TRUSTEE") FOR THE
                                  REVCO D.S., INC.
                          401(K) SAVINGS PLAN (THE "PLAN").

         I, the undersigned, as a Participant in the Plan hereby instruct the Trustee to vote (in person or by proxy) all shares of Common Stock of Revco D.S., Inc. ("Corporation") allocated to my account under the Plan ("Allocated Shares"), as well as a portion of those unallocated shares held in the Plan ("Unallocated Shares") on the record date for the Annual Meeting of stockholders of the Corporation to be held on September 24, 1996.

         THE ELECTION OF DIRECTORS: (WHERE AUTHORITY TO VOTE FOR ANY OR ALL NOMINEES IS NOT EXPRESSLY WITHHELD, AUTHORITY TO VOTE FOR ANY OR ALL NOMINEES SHALL BE GRANTED.)

         Carl A. Bellini, Livio M. Borghese, William H. Campbell,

         Rod F. Dammeyer, Talton R. Embry, Ben Evans,

         John V. Guttag, D. Dwayne Hoven, Walter B. Reinhold,

         Sheli Z. Rosenberg, Thomas O. Thorsen and Sam Zell.




IF YOU REQUEST TO VOTE YOUR UNALLOCATED SHARES
DIFFERENTLY THAN YOUR ALLOCATED SHARES, PLEASE
INDICATE YOUR VOTE ON THE LINES BELOW:_________________________________________
                                      _________________________________________

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, ARE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
MADE, THESE INSTRUCTIONS WILL BE VOTED FOR THE ELECTION OF DIRECTORS
AND FOR PROPOSAL 2.
                                                                SEE REVERSE
                                                                   SIDE

X   PLEASE MARK YOUR                                         SHARES IN YOUR NAME
    VOTES AS IN THIS
    EXAMPLE.


                  FOR  WITHHELD                          FOR  AGAINST  ABSTAIN
1. Election of    / /    / /      2. Approval of modifi- / /    / /      / /
   Directors                         cations to the bo-
   (see reverse)                     nus component of
                                     the Revco D.S., Inc.
                                     executive compen-
For, except vote withheld            sation program.
from the following
nominee(s):

- -------------------------
                                                     PLEASE MARK, SIGN, DATE AND
                                                     RETURN THESE INSTRUCTIONS
                                                     PROMPTLY USING THE ENCLOSED
                                                     ENVELOPE.

                                                     THE TRUSTEE WILL NOT VOTE
                                                     ANY SHARES ALLOCATED TO
                                                     YOUR ACCOUNT FOR WHICH
                                                     TIMELY INSTRUCTIONS ARE
SIGNATURE  _____________________________   DATE      NOT RECEIVED.
     NOTE: Please sign exactly as name appears hereon.